UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia	0-50765	16-1694602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15521 Midlothian Turnpike Midlothian, Virginia		23113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 897-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 28, 2012 Village Bank and Trust Financial Corp. (the “Company”) received notice from The Nasdaq Capital Market (“Nasdaq”) that it no longer met Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1 per share. Based upon the closing bid price of the Company’s common stock for the period October 12, 2012 to November 27, 2012 the Company failed to meet this requirement for 30 consecutive business days.

Nasdaq’s Listing Rules provide the Company a grace period of 180 calendar days (which will end on May 28, 2013) in which to regain compliance. If at any time during this 180 day period the closing bid price of the Company’s common stock is at least $1 for a minimum of ten consecutive business days, the Company will have complied with the rule and this matter will be closed.

In the event the Company does not regain compliance, the Company may be eligible for an additional 180 calendar day grace period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Nasdaq staff concludes that the Company will not be able to cure the deficiency during the additional grace period, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s common stock will be subject to delisting, at which time the Company may appeal the determination.

At the time of this filing the Company has not determined what course of action it will take in response to the notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: November 30, 2012	By:	/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.
Senior Vice President and CFO